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EXHIBIT 10.2



July 14, 1998


Jeffrey Friedman, M.D.
3115 Gates Ct.
Morris Plains, NJ  07950

Dear Jeffrey:

Collateral Therapeutics is pleased to offer you employment on the terms and conditions stated in this letter. Collateral Therapeutics is offering you the position of Vice President of Development. You will report to Jack Reich, President and Chief Executive Officer and your job duties will generally entail the following: directing the activities relating to the design and development of the company's products, which includes the functions of pre-clinical toxicology, clinical research, clinical data management and initial manufacturing efforts. Your initial rate of compensation will be $17,916.66 per month, payable bimonthly, which is equivalent to an annualized rate of $215,000. You will also be paid a $12,000 sign-on bonus on the effective date of your employment and you will be eligible to participate in the Company's Short-Term Incentive Program for the 1999 calendar year. We would like you to begin work with Collateral Therapeutics on September 8, 1998.

As part of our offer of employment, we will pay you, upon presentation of proper documentation, for reasonable moving expenses, up to a maximum of $50,000, to assist you with relocation to San Diego, California. In addition, Collateral Therapeutics will pay a 30% gross up for reasonable moving expenses. Reasonable moving expenses may include movement of household goods, temporary housing, current housing lease buyout, closing costs on residence in San Diego, storage of goods, travel and living expenses associated with trips to San Diego.

In addition, you will be granted an option to purchase 70,000 shares of Common Stock of the Company at an exercise price to be determined. The options will vest monthly over four years (including a one year cliff) and will be subject to the terms and conditions contained in a separate stock option agreement.

You will be eligible for the following employee benefits:
-    Medical Insurance Coverage
-    Dental Insurance Coverage
-    Life and Accidental Death and Dismemberment Insurance Coverage
-    Long Term Disability Coverage
-    401(k) Savings Plan covering employee contributions
-    Employee Stock Purchase Plan

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Your employment with Collateral Therapeutics, should you accept this offer, will not be for a specified term and may be terminated with or without cause and with or without notice by you or by the Company at any time and for any reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The at will nature of your employment described by this offer letter shall constitute the entire agreement between you and Collateral Therapeutics concerning the nature and duration of your employment. Although your job duties, title, compensation and benefits may change over time, the at will term of your employment with Collateral Therapeutics can only be changed in a writing signed by you and the Chief Executive Office of the Company.

One of the conditions of your employment with Collateral Therapeutics is the maintenance of the confidentiality of Collateral Therapeutics' proprietary and confidential information. You will be required to execute the Company's Proprietary Information and Inventions Agreement on your first date of employment.

As an employee of Collateral Therapeutics, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with, and to comply with, Collateral Therapeutics' policy prohibiting harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

We are looking forward to having you join Collateral Therapeutics. If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records.

Sincerely,
Collateral Therapeutics

By:  /s/  Christopher J. Reinhard

Christopher J. Reinhard
Chief Operating and Financial Officer

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                            ACCEPTANCE OF EMPLOYMENT OFFER


I have read, understand and accept the foregoing terms and conditions of employment. I further understand that while my job duties, title, compensation and benefits may change over time without a written modification of this agreement, the at will term of my employment, i.e., my right and Collateral Therapeutics' right to terminate our employment relationship at any time, with or without cause, is a term of employment which cannot be altered or modified except in a writing signed by me and the Chief Executive Officer of Collateral Therapeutics. I understand and agree that any contrary representations or agreements which may have been made to me are superseded by this offer and my acceptance of the same.

In consideration for the offer of employment with Collateral Therapeutics that is contained in this offer letter and accepted by me, I acknowledge that the Confidential Information of Collateral Therapeutics is a special, valuable and unique asset of the Company. I agree at all times during my employment with Collateral Therapeutics, and at all times after termination of such employment, not to disclose for any purpose and to keep in strict confidence and trust all of such Confidential Information. I agree during and after the period of my employment with Collateral Therapeutics not to use, directly or indirectly, any Confidential Information other than in the course of performing duties as an employee of Collateral Therapeutics, nor will I directly or indirectly disclose any Confidential Information or anything relating to it to any person or entity except, with the Company's consent, as may be necessary for the performance of my duties as an employee of Collateral Therapeutics. I will abide by Collateral Therapeutics' written policies and rules established from time to time by it for the protection of its Confidential Information. I will also execute and abide by the terms of Collateral Therapeutics' Proprietary Information and Confidentiality Agreement.

As further consideration for the offer of employment with Collateral Therapeutics that is contained in this offer letter and accepted by me, I agree that during the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of Collateral Therapeutics to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.


Date:  7 Aug 1998        /s/  Jeffrey Friedman, M.D.
                         ---------------------------------
                              Jeffrey Friedman, M.D.